Exhibit 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com	(Media)	Howard Bender SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com

MARSHALL S. GELLER APPOINTED

TO SCPIE HOLDINGS BOARD OF DIRECTORS

Los Angeles, California – June 26, 2006 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, announced that Marshall S. Geller has been appointed to its Board of Directors, effective June 22, 2006. He fills a position as a director in the class with terms expiring at the 2008 Annual Meeting of Stockholders that was vacated by Charles B. McElwee MD, who previously gave notice of his resignation from the Board effective the same date.

Geller, 67, is the co-founder and Senior Managing Director of St. Cloud Capital, a Los Angeles-based private investment fund. He has more than 40 years of corporate finance and investment banking experience.

“We are excited to be adding Marshall Geller to our Board,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “His decades of experience in the business and financial communities will be an invaluable asset. I also want to thank Dr. McElwee and recognize him for his years of service on our Board and his many contributions.”

Geller spent 21 years as Senior Managing Director for Bear, Stearns and Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Currently, he serves on the boards of GP Strategies Corporation (NYSE:GPX) and Blue Holdings, Inc. (NASDAQ:BLUE) among others, and serves as Non-Executive Chairman of ValueVision Media, Inc. (NASDAQ:VVTV). Geller is also a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles.

A native of Los Angeles, Geller earned his BS degree in Business Administration from California State University, Los Angeles, where he currently serves on the Dean’s Advisory Council for the College of Business and Economics.

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SCPIE Holdings Inc.

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About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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